EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Continental Airlines, Inc. Incentive Plan 2010 of our reports dated February 17, 2010, with respect to the consolidated financial statements of Continental Airlines, Inc. as of December 31, 2009, and the effectiveness of internal control over financial reporting of Continental Airlines, Inc., included in the Annual Report (Form 10-K) of Continental Airlines, Inc. for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young
Houston, Texas
June 9, 2010